Exhibit 99.1

News Release

[NEWPAGE LOGO]

Media Contact: NewPage Corporation

Shawn Hall 8540 Gander Creek Drive

937-242-9373 Miamisburg, OH 45342

FOR IMMEDIATE RELEASE

NEWPAGE ANNOUNCES EXECUTIVE LEADERSHIP CHANGES

Miamisburg, Ohio - June 15, 2010 - NewPage Corporation announced today that E. Thomas Curley has resigned as president and chief executive officer and as a director of NewPage and its affiliates. In addition, NewPage announced that the Boards of Directors of NewPage and its affiliates have accepted the resignations of Mark A. Suwyn as chairman and a director of the companies, and the resignation of Michael Edicola as vice president, human resources.

NewPage also announced the appointment of Robert L. Nardelli as a director and non-executive chairman of the Board of Directors of NewPage and its affiliates. Mr. Nardelli is currently the chief executive officer of Cerberus Operating and Advisory Company, an affiliate of the controlling stockholder of NewPage, a role that Mr. Nardelli will continue while acting as non-executive chairman of NewPage and its affiliates.

Mr. Nardelli stated "We thank Mark, Tom, and Mike for their accomplishments at NewPage, and wish them well in their future endeavors. I will be involved on an ongoing basis as NewPage undergoes this transition to new leadership."

The NewPage Board of Directors has formed an executive search committee to identify, interview and recommend to the Board a chief executive officer. The committee will consider both internal and external candidates for the position.

The company will broadcast an investor and analyst conference call regarding these leadership changes today, June 15, 2010, at 11:00 a.m. (ET) with access available through the Internet and telephone. The teleconference is expected to last approximately one hour and will be hosted by Robert L. Nardelli, director and non-executive chairman of the Board of Directors of NewPage and its affiliates.

Investors and analyst may access the call by dialing (866) 793-1343 (toll-free domestic) or (703) 639-1314 (international), conference ID 1464734. There will not be a replay of the call made available.

The live conference call and presentation slides may be accessed on the NewPage Web site at www.NewPageCorp.com. Click on the link to the Conference Call and Webcast and follow the instructions to access the Webcast in listen and view mode. Please go to the Web site at least one hour prior to the call to register, download and install any necessary audio software. After the live Webcast, the presentation may be found on company's Web site in the Investor Relations section.

About NewPage Corporation

Headquartered in Miamisburg, Ohio, NewPage Corporation is the largest coated paper manufacturer in North America, based on production capacity, with $3.1 billion in net sales for the year ended December 31, 2009. The company's product portfolio is the broadest in North America and includes coated freesheet, coated groundwood, supercalendered, newsprint and specialty papers. These papers are used for corporate collateral, commercial printing, magazines, catalogs, books, coupons, inserts, newspapers, packaging applications and direct mail advertising.

NewPage owns paper mills in Kentucky, Maine, Maryland, Michigan, Minnesota, Wisconsin and Nova Scotia, Canada. These mills have a total annual production capacity of approximately 4.4 million tons of paper, including approximately 3.2 million tons of coated paper, approximately 1.0 million tons of uncoated paper and approximately 200,000 tons of specialty paper.

For additional information, please visit the company's Web site at www.NewPageCorp.com.

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